Exhibit 99.7

BENEFICIAL OWNER ELECTION FORM

I (we) acknowledge receipt of your letter and the enclosed materials relating to the grant of non-transferable rights to purchase shares of common stock, par value $0.01 per share, of Exide Technologies (the “Company”).

I (we) hereby instruct you as follows:

(CHECK THE APPLICABLE BOXES AND PROVIDE ALL REQUIRED INFORMATION)

☐	Please exercise my (our) rights for shares of common stock as set forth below:

A.	Number of Shares Being Purchased: _ _
B.	Total Exercise Price Payment Required (or amount provided with Notice Guaranteed Delivery):

	x	$3.50	=	$ _ _
(No. of Shares)		(Exercise Price)		(Payment)

I am (we are) making the total purchase price payment required in the following manner:

☐	Payment in the following amount is enclosed: $ _ _; or

☐	Please deduct payment of $ _ _ from the following account maintained by you as follows:

(The total of the above two boxes must equal the total purchase price specified on line “B” above.)

Type of Account	Account No.

I (we) on my (our) own behalf, or on behalf of any person(s) on whose behalf, or under whose directions, I am (we are) signing this form:

•	irrevocably elect to purchase the number of shares of common stock indicated above upon the terms and conditions specified in the prospectus; and

•	agree that if I (we) fail to pay for the shares of common stock I (we) have elected to purchase, you may exercise any remedies available to you under law.

☐  Please sell _ _ of my (our) rights.
               (number of rights)

☐	Please do not exercise my (our) rights for shares of common stock.

Name of beneficial owner(s):

Signature of beneficial owner(s):

If you are signing in your capacity as a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or another acting in a fiduciary or representative capacity, please provide the following information:

Name:

Capacity:

Address (including Zip Code):

Telephone Number:

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